KIRKPATRICK & LOCKHART LLP
                         1800 MASSACHUSETTS AVENUE, N.W.
                                    2ND FLOOR
                           WASHINGTON, D.C. 20036-1800

                            TELEPHONE (202) 778-9000
                            FACSIMILE (202) 778-9100


                                November 19, 1997


Neuberger & Berman Income Funds
605 Third Avenue, Second Floor
New York, New York  10158-0180

Ladies and Gentlemen:

         Neuberger & Berman Income Funds ("Trust") is a business trust organized under the laws of the State of Delaware and governed by a Trust Instrument dated December 23, 1992. You have requested our opinion regarding certain matters in connection with the Trust's issuance of shares of beneficial interest, par value $0.001 per share ("Shares"), in its new series, Neuberger & Berman High Yield Bond Fund ("Series").

         As counsel to the Trust, we have participated in various matters of Trust operations and other matters relating to the Trust. We have examined copies of the Trust Instrument and the Trust's By-Laws, as now in effect, and the minutes of meetings of the trustees of the Trust, and we are generally familiar with its affairs. For certain matters of fact, we have relied upon representations of officers of the Trust. We are also assuming that, consistent with prior practice, the Board of Trustees of the Trust, at its meeting of December 17, 1997, will adopt a resolution authorizing the issuance of Shares of the Series which will be substantially similar in form to resolutions it has previously adopted authorizing the issuance of shares of other series of the Trust. Based upon the foregoing, it is our opinion that, following the adoption of said resolution, the Shares of the Series that are currently being registered may be legally and validly issued from time to time in accordance with the Trust's Trust Instrument and By-Laws; and, when so issued, will be legally issued, fully paid and non-assessable by the Trust.

         The Trust is a business trust established pursuant to the Delaware Business Trust Act ("Delaware Act"). The Delaware Act provides that a shareholder of the Trust is entitled to the same limitation of personal liability extended to shareholders of for-profit corporations. To the extent that the Trust or any of its shareholders becomes subject to the jurisdiction of courts in states which do not have statutory or other authority limiting the liability of business trust shareholders, such courts might not apply the Delaware Act and could subject Trust shareholders to liability.

         To guard against this risk, the Trust Instrument: (i) requires that every written obligation of the Trust contain a statement that such obligation may be enforced only against the assets of the Trust; however, the omission of such a disclaimer will not operate to create personal liability for any shareholder; and (ii) provides for indemnification out of Trust property of any shareholder held personally liable, solely by reason of being a shareholder, for the obligations of the Trust. Thus, the risk of a Trust shareholder incurring financial loss beyond his or her investment because of shareholder liability is limited to circumstances in which: (i) a court refuses to apply Delaware law;

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(ii) no  contractual  limitation of liability is in effect;  and (iii) the Trust itself is unable to meet its obligations.

         We express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state securities laws in connection with the sale of Shares.

         We hereby consent to the filing of this opinion in connection with Post-Effective Amendment No. 24 to the Trust's Registration Statement on Form N-1A. We also consent to the reference to our firm under the caption "Legal Counsel" in the Statement of Additional Information filed as part of the Registration Statement.



                                   Sincerely,

                                   KIRKPATRICK & LOCKHART LLP


                                   By: /s/ Arthur C. Delibert
                                       ---------------------------------
                                       Arthur C. Delibert